EXHIBIT 99.1

Press Release

Contact:     David Radulski                    Carol Parker Trott
Investor Relations                Media Relations
(203) 964-3470                    (441) 294-7290

XL Group plc Announces Second Quarter 2014 Results

•
Operating net income[1] of $279.6 million, or $1.02 per share, and a net loss attributable to ordinary shareholders of $279.3 million including the loss on sale of our life reinsurance subsidiary, or $1.03 per share, for the quarter on a fully diluted basis

•	Loss on sale of $621.3 million, net of tax, relating to the consummation of the previously announced life transaction

•	P&C combined ratio of 88.3% for the quarter, compared to 93.8% in the prior year quarter

•	Natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums in the quarter of $34.6 million, compared to $134.1 million in the prior year quarter

•	Annualized operating return on ordinary shareholders' equity[2] excluding and including unrealized gains and losses on investments were 12.3% and 11.0%, respectively, for the quarter

•	Fully diluted tangible book value per ordinary share[3] of $35.09 at June 30, 2014, an increase of $1.23, or 3.6%, from December 31, 2013

•	Share buybacks totaled 5.5 million ordinary shares for $175.0 million during the quarter
_________________________
1 Defined as net income (loss) attributable to ordinary shareholders excluding: (1) net investment income attributable to life retrocession agreements, (2) net realized gains and losses on investments, net of tax, (3) net realized and unrealized gains and losses on derivatives, net of tax, (4) net realized and unrealized gains and losses on life retrocession embedded derivative, net of tax, (5) XL's share of items (2) and (3) for XL's insurance company affiliates for the periods presented, (6) loss on sale of life reinsurance subsidiary, net of tax, and (7) foreign exchange gains and losses, net of tax. “Operating net income”, “annualized return on ordinary shareholders' equity based on operating net income" and "annualized return on ordinary shareholders' equity based on operating net income excluding unrealized gains and losses on investments" are non-GAAP financial measures. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and the calculation of “annualized return on ordinary shareholders' equity based on operating net income" and "annualized return on ordinary shareholders' equity based on operating net income excluding unrealized gains and losses on investments".

2 Ordinary shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.

3 Book value per share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per share represents book value per ordinary share (total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders' equity. XL believes that fully diluted tangible book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

Dublin, Ireland – July 28, 2014 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its second quarter 2014 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

"Through the first half of 2014, XL continued to demonstrate solid financial results and strong positioning. In the second quarter of the year, XL produced a total P&C combined ratio of 88.3%, total underwriting profit of $168 million, and a loss ratio of 57.6%. This performance also included Insurance segment underwriting profit of $62.6 million and a combined ratio of 93.8% in the quarter. And with the well-publicized turmoil in the reinsurance market, our Reinsurance segment’s 75.7% combined ratio and modest growth demonstrated our deep market relationships and the resiliency of our franchise. This quarter also included the completion of our previously announced life transaction, covering the vast majority of our life reinsurance business. All in, we like the way the year is developing and believe we will continue to harvest the benefits of our work.”

Highlights
Three and Six Months Ended June 30
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
Net income (loss) attributable to ordinary shareholders	$(279,261)	$272,698	$(23,544)	$623,488
Per ordinary share-fully diluted	$(1.03)	$0.93	$(0.09)	$2.10

Operating net income (loss)	$279,576	$221,591	$518,225	$501,459
Per ordinary share-fully diluted	$1.02	$0.75	$1.86	$1.69

•
Net loss attributable to ordinary shareholders of $279.3 million for the quarter compared to net income of $272.7 million in the prior year quarter, primarily due to a $621.3 million after-tax loss on the sale of our life reinsurance subsidiary. The $35.0 million increase from the estimated loss as of March 31, 2014 relates to the changes in market value of the ceded assets and exposures between signing and closing.

•
Operating profit of $279.6 million for the quarter increased compared to operating profit of $221.6 million in the prior year quarter primarily due to higher underwriting profit in the current quarter. The P&C combined ratio for the quarter of 88.3% was 5.5 percentage points lower than in 2013, when it was 93.8%.

•
Net investment income for the quarter was $232.8 million, compared to $232.5 million in the prior year quarter and $233.2 million in the first quarter of 2014. Included in investment income in the current quarter is $19.2 million of income related to designated investments that support life retrocession agreements written on a funds withheld basis related to the life reinsurance transaction subsequent to May 30, 2014.

•
Net income from investment fund and investment manager operating affiliates was $30.8 million in the quarter, compared to income of $73.6 million in the prior year quarter. The decrease was primarily driven by lower returns from our alternative fund affiliates.

•
Fully diluted tangible book value per ordinary share decreased by $0.21 from the prior quarter to $35.09, driven by our net income (loss) and the payment of dividends partially offset by an increase in unrealized gain on investments net of deferred tax and the benefit of share buyback activity.

•
During the quarter, the Company purchased 5.5 million ordinary shares for $175.0 million at an average price of $31.96 per share, which was accretive to fully diluted tangible book value per ordinary share by $0.10. At June 30, 2014, $717.6 million of ordinary shares remained available for purchase under our share buyback program.

•	Net income for the quarter includes $28.7 million of profit associated with the commutation of a structured product transaction. The benefit is reflected as a reduction to interest expense.

P&C Operations
Three and Six Months Ended June 30
(U.S. dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
Gross premiums written	$2,111,529	$1,944,170	$4,540,168	$4,349,086
Net premiums written	$1,433,326	$1,459,972	$3,352,866	$3,502,181
Net premiums earned	$1,438,076	$1,488,497	$2,850,604	$2,952,743

Underwriting profit (loss)	$167,946	$92,124	$312,820	$272,712

Loss ratio	57.6%	63.0%	58.2%	60.3%
Underwriting expense ratio	30.7%	30.8%	30.8%	30.5%
Combined ratio	88.3%	93.8%	89.0%	90.8%

•
P&C gross premiums written (“GPW”) in the second quarter increased 8.6% compared to the prior year quarter. The Insurance segment GPW increased 9.9% from the prior year quarter, as a result of new business in International Primary Casualty, Political Risk and Crisis Management lines and higher renewed premiums in International Financial Lines and North American Excess Casualty and Construction lines. The Reinsurance segment GPW increased 4.5% from the prior year quarter, predominantly driven by new aviation business in Europe, growth in agricultural premiums and timing of casualty treaty renewals in North America.

•
P&C net premiums written in the second quarter decreased 1.8% compared to the prior year quarter, primarily as a result of increased use of proportional reinsurance in our Insurance Professional business.

•
P&C net premiums earned (“NPE”) in the second quarter of $1.4 billion were comprised of $1.0 billion from the Insurance segment and $434 million from the Reinsurance segment. Compared to the prior year quarter, Insurance NPE decreased by 5.2%, primarily due to the earn through of increased proportional reinsurance in our Professional business. Reinsurance NPE increased by 1.0%, driven by the overall earn through of higher current quarter premium and reduced ceded whole account premiums.

•
The P&C loss ratio in the current quarter was 5.4 percentage points lower than in the prior year quarter. Included in the P&C loss ratio was favorable development of $84.4 million compared to $118.6 million in the prior year quarter. The P&C loss ratio variance was impacted by natural catastrophe pre-tax losses of $34.6 million net of reinsurance and restatement premiums, with approximately $19.7 million related to our Reinsurance segment and $14.9 million related to our Insurance segment, as compared to $134.1 million in the prior year quarter. Excluding prior year development and natural catastrophe losses net of reinsurance and reinstatement premiums, the second quarter P&C loss ratio was 0.7 percentage points lower than the prior year quarter.

•
The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 91.8%, compared to 92.7% for the prior year quarter. The Insurance segment combined ratio on this basis was 96.0% for the quarter compared to 97.0% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 82.0% for both this quarter as well as the prior year quarter.

•
Operating expenses in the quarter were 9.9% higher than in prior year quarter primarily due to underlying expense growth as well as the impact of improved performance on variable compensation and the impact of foreign exchange.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated July 28, 2014 and is available from the Investor Relations section of the XL website.

A conference call to discuss the Company’s results will be held at 5 p.m. Eastern Time on Monday, July 28, 2014. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on XL’s website from approximately 9:00 p.m. Eastern Time on July 28, 2014, through midnight Eastern Time on August 28, 2014. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on July 28, 2014, until midnight Eastern Time on August 28, 2014, by dialing (203) 369-3458 or (866) 568-0121.

About XL Group plc

XL Group plc (NYSE: XL), through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may” or similar statements of a future or forward-looking nature identify forward-

looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in ratings, rating agency policies or practices; (e) changes in the projected amount of ceded reinsurance recoverables; (f) XL’s ability to successfully implement its business strategy; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments or access to such markets; (i) developments, including uncertainties related to: the future of the Euro-zone, the ability of Euro-zone countries to service existing debt obligations and the strength of the Euro as a currency; and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy; (j) the impact of downgrades of U.S. securities by credit rating agencies or the European sovereign debt crisis, and the resulting effect on the value of securities (i) in our investment portfolio and (ii) posted as collateral by and to us; (k) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (l) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (m) the ability of XL’s subsidiaries to pay dividends to XL Group plc and XLIT Ltd.; (n) the potential effect of regulatory developments in the jurisdictions in which XL operates, including those that could impact the financial markets or increase XL’s business costs and required capital levels; (o) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; (p) XL's ability to realize the value or benefits expected as a result of the life reinsurance transaction and (q) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. Dollars in thousands)

	Three Months Ended		Six Months Ended
Income statement data (Note 1):	June 30		June 30
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
Revenues (Note 1):
Net premiums written	$1,491,844	$1,533,868	$3,487,695	$3,641,522

Net premiums earned	$1,496,594	$1,562,393	$2,985,433	$3,092,084

Net investment income - excluding Life Funds Withheld Assets (Note 1)	213,608	232,546	446,797	479,014
Net realized gains (losses) on investments - excluding Life Funds Withheld Assets (Note 1)	80,844	40,968	100,073	77,477
Net realized and unrealized (losses) gains on derivative instruments	11,599	(5,105)	13,409	2,780
Income (loss) from investment fund affiliates	17,683	46,543	50,986	78,764
Fee income and other	9,706	10,871	21,160	20,503
Total revenues	$1,830,034	$1,888,216	$3,617,858	$3,750,622

Expenses (Note 1):
Net losses and loss expenses incurred - P&C operations	$827,880	$937,606	$1,659,385	$1,780,690
Claims and policy benefits - run-off Life operations	85,299	116,767	198,886	227,720
Acquisition costs	184,619	231,886	384,033	452,145
Operating expenses	333,011	303,159	643,435	586,991
Exchange (gains) losses	21,141	(11,331)	31,582	(44,766)
Interest expense	14,085	38,204	57,026	76,904
Total expenses	$1,466,035	$1,616,291	$2,974,347	$3,079,684

Income (loss) before income tax, income (loss) from operating affiliates, and Life Retrocession Arrangements (Note 1)	$363,999	$271,925	$643,511	$670,938

Net income (loss) from operating affiliates	27,738	32,825	74,023	63,823
Provision (benefit) for income tax, excluding amount related to loss on sale of life reinsurance subsidiary (Note 1)	39,446	28,872	73,767	72,351

Net income (loss) before Life Retrocession Arrangements (Note 1)	352,291	275,878	643,767	662,410

Contribution from Life Retrocession Arrangements (Note 1)	(6,547)	—	(6,547)	—
Loss on sale of life reinsurance subsidiary, net of tax (Note 1)	621,323	—	621,323	—

Net income (loss)	(275,579)	275,878	15,897	662,410

Non-controlling interests	3,682	3,180	39,441	38,922

Net income (loss) attributable to ordinary shareholders	(279,261)	272,698	(23,544)	623,488

Other comprehensive income - Life Retrocession Arrangements (Note 1)	6,547	—	6,547	—
Other comprehensive income - P&C, Corporate and Other	253,826	(694,363)	463,830	(809,261)

Comprehensive Income	$(18,888)	$(421,665)	$446,833	$(185,773)

Note 1: On May 1, 2014, XL Insurance (Bermuda) Ltd (“XLIB”) entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XL Life Reinsurance (SAC) Ltd. (“XLLR”), a wholly-owned subsidiary of XLIB, to GreyCastle for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, XLLR reinsures the majority of the Company's life reinsurance business via 100% quota share reinsurance ("Life Retrocession Arrangements") written on a funds withheld basis. Investment results for designated investments that support the Life Retrocession Arrangements (the "Life Funds Withheld Assets") - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement which is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these Life Retrocession Arrangements are recorded in “Net realized and unrealized gains (losses) on life retrocession embedded derivative” on the consolidated statements of income, which is grouped within "Contribution from Life Retrocession Arrangements" in the presentation above. This presentation includes non-GAAP financial measures as income, gains and losses related to the Life Funds Withheld Assets are excluded from revenues and expenses.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA

Selected balance sheet data:
(U.S. Dollars in thousands except share and per share amounts)	At	At
	June 30, 2014	December 31, 2013
	(Unaudited)	(Note 1)
Total investments available for sale	$31,779,305	$28,996,661
Fixed maturities, held to maturity	—	2,858,695
Cash and cash equivalents	3,071,139	1,800,832
Investments in affiliates	1,500,548	1,370,943
Unpaid losses and loss expenses recoverable	3,354,273	3,435,230
Goodwill and other intangible assets	455,057	411,611
Total assets	48,162,318	45,652,887

Unpaid losses and loss expenses	20,281,934	20,481,065
Deposit liabilities	1,288,376	1,509,243
Future policy benefit reserves	5,273,549	4,803,816
Funds withheld liability on life retrocession arrangements, net of future policy benefit reserves recoverable	842,753	—
Unearned premiums	4,704,993	3,846,526
Notes payable and debt	2,262,452	2,263,203

Total shareholders’ equity	11,408,577	11,349,298
Ordinary shareholders' equity	10,034,289	9,997,633
Ordinary shares outstanding (Note 2)	268,351,959	278,297,762

Basic book value per ordinary share (Note 3)	$37.39	$35.92
Fully diluted book value per ordinary share (Note 3)	$36.76	$35.32
Fully diluted tangible book value per ordinary share (Note 3)	$35.09	$33.86

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: Ordinary shares outstanding include all ordinary shares legally issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 3: Book value per share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per share represents book value per ordinary share (total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity.

XL Group plc
RECONCILIATION
The following is a reconciliation of XL’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 2) and also includes the calculation of annualized return on ordinary shareholders’ equity (based on operating net income (loss)) and annualized return on ordinary shareholders’ equity (based on operating net income (loss)) excluding unrealized gains and losses on investments for the three and six months ended June 30, 2014 and 2013.

(U.S. Dollars in thousands except share and per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
		(Note 1)		(Note 1)
Net income (loss) attributable to ordinary shareholders	$(279,261)	$272,698	$(23,544)	$623,488
Net realized (gains) losses on investments, net of tax	(69,002)	(44,530)	(87,891)	(80,768)
Net realized and unrealized (gains) losses on derivatives, net of tax	(11,596)	5,105	(13,406)	(2,780)
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates	1,222	(75)	(2,736)	(255)
Exchange (gains) losses, net of tax	18,509	(11,607)	26,098	(38,226)
Net investment income - Life Funds Withheld Assets, net of tax	(19,165)	—	(19,165)	—
Net realized and unrealized gains (losses) on life retrocession embedded derivatives, net of tax	17,546	—	17,546	—
Loss on sale of life reinsurance subsidiary, net of tax	621,323	—	621,323	—
Operating net income (loss) (Note 2)	$279,576	$221,591	$518,225	$501,459
Per ordinary share results: (Note 3)
Net income (loss) attributable to ordinary shareholders - diluted	$(1.03)	$0.93	$(0.09)	$2.10
Operating net income (loss) - diluted (Note 2)	$1.02	$0.75	$1.86	$1.69
Weighted average ordinary shares outstanding:
Basic	270,923,986	289,513,239	273,615,535	292,277,406
Diluted - Net income	270,923,986	294,332,781	273,615,535	297,044,192
Diluted - Operating net income	275,199,604	294,332,781	277,917,607	297,044,192
Return on ordinary shareholders' equity:
Closing ordinary shareholders' equity (Note 4)	$10,034,289	$9,892,575	$10,034,289	$9,892,575
Unrealized (gain) loss on investments, net of tax	$(1,216,920)	$(687,700)	$(1,216,920)	$(687,700)
Average ordinary shareholders' equity excluding unrealized gains (losses) on investments, net of tax (Note 4)	$9,057,642	$9,166,933	$9,040,880	$9,122,556
Average ordinary shareholders' equity (Note 4)	$10,139,626	$10,189,965	$10,015,961	$10,201,326
Operating net income (loss) (Note 2)	$279,576	$221,591	$518,225	$501,459
Annualized operating net income (loss) (Note 2)	$1,118,304	$886,364	$1,036,450	$1,002,918
Annualized return on ordinary shareholders' equity - operating net income (loss) (Notes 2 and 4)	11.0%	8.7%	10.3%	9.8%
Annualized return on ordinary shareholders' equity excluding unrealized gains (losses) on investments - operating net income (loss) (Notes 2 and 4)	12.3%	9.7%	11.5%	11.0%

Note 1: Certain amounts have been reclassified to conform to the current period presentation.

Note 2: Defined as net income (loss) attributable to ordinary shareholders excluding: (1) our net investment income attributable to life retrocession agreements, (2) our net realized gains and losses on investments, net of tax, (3) our net realized and unrealized gains and losses on derivatives, net of tax, (4) our net realized and unrealized gains and losses on life retrocession embedded derivative, net of tax (5) our share of items (2) and (3) for our insurance company affiliates for the periods presented, (6) our loss on sale of life reinsurance subsidiary, net of tax, and (7) our foreign exchange gains and losses, net of tax. “Operating net income (loss)”, "Operating net income (loss) per ordinary share", “annualized return on ordinary shareholders’ equity” based on operating net income (loss), and “annualized return on ordinary shareholders’ equity” based on operating net income (loss) excluding unrealized gains and losses on investments, are non-GAAP measures.

Note 3: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 4: Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding: (1) net investment income attributable to life retrocession agreements, (2) net realized gains and losses on investments, net of tax, (3) net realized and unrealized gains and losses on derivatives, net of tax, (4) net realized and unrealized gains and losses on life retrocession embedded derivative, net of tax (5) XL's share of items (2) and (3) for XL’s insurance company affiliates for the periods presented, (6) loss on sale of life reinsurance subsidiary, net of tax and (7) foreign exchange gains and losses, net of tax; (ii) annualized return on ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”); (iii) Operating ROE excluding unrealized gains and losses on investments; and (iv) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date), fully diluted book value per ordinary share (book value per share combined with the dilutive impact of potential future share issues at any period end), and fully diluted tangible book value per ordinary share (calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives, net of tax include all derivatives entered into by XL other than certain credit derivatives and life retrocession embedded derivative. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

Net investment income attributable to life retrocession agreements and net realized gains and losses on the life retrocession embedded derivative, net of tax have been excluded because, as a result of the life reinsurance transaction, XL no longer shares in the risks and rewards of the underlying performance of the Life Funds Withheld Assets that support these retrocession agreements.  The returns on the Life Funds Withheld Assets are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative.  Therefore, net investment income from the Life Funds Withheld Assets and changes in the fair value of the embedded derivative associated with these life retrocession agreements are not relevant to XL’s underlying business performance. In addition, the loss on the sale of life reinsurance subsidiary, net of tax has been excluded due to the one-time, non-operating nature of this loss.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized operating net income for any period by the average of the opening and closing ordinary shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE excluding unrealized gains and losses on investments is an additional measure of a company's profitability that eliminates the impacts of mark to market fluctuations on a company's investment portfolio that have not been realized through sales, which XL believes provides a more consistent measure of company performance.